Commonwealth Bank of Australia	Exhibit 4.1
ABN 48 123 123 124

Level 9, Darling Park 1, 201 Sussex Street Sydney NSW 2000	Telephone 02 9118 7083 Facsimile 02 9118 7660 Internet: www.commbank.com.au

Mr Mark Leigh
Chief Financial Officer
Hudson Global Resources (Aust) Pty Limited
Level 19, 45 Clarence Street
SYDNEY  NSW  2000

9 June 2011

Dear Mark,

Letter of Variation

We are pleased to advise the Bank has agreed to vary the facilities and conditions as set out in Facility Document dated 6th of December 2010 as follows:

Total facility summary

	Existing Facility	New Facility
	Limit	Limit
Contingent Liability Bank Guarantee	$2,520,300.00	$2,520,300.00
Commercial Overdraft		$2,000,000.00
Total Facility Limit	$2,520,300.00	$4,520,300.00

Particulars of the  facility are set out in the attached Acceptance Document.

The Bank makes the facility available on the terms and conditions in the booklet of Terms and Conditions for Commercial Lending Facilities and the Schedules provided. We also enclose an Information Sheet with some important details of the approval. Please take time to read these documents carefully.

In order to accept this letter of variation, please sign the copy of the Acceptance Document marked “Return to Bank” and return it to this office. The Bank may not be obliged to make facilities available, if conditions set out in clause 14 of the Terms and Conditions for Commercial Lending Facilities are not met. The Information Sheet provides a more detailed explanation.

We are pleased to have been able to assist you with this finance. If you wish to discuss any aspect of the approval please contact me on (02) 9118 7083.

Yours sincerely

George Bougesis
Relationship Executive

Business Facility Documentation dated 9 June 2011	Page 1

Acceptance Document

Client Copy

TO :	Commonwealth Bank
Level 9, Darling Park 1, 201 Sussex Street Sydney NSW 2000

Acceptance of Offer

I / We accept your offer to provide the new facilities set out in the “Letter of Approval” dated
9 June 2011, as follows:

	Existing	New
	Facility Limit	Facility Limit

Contingent Liability Bank Guarantee	$2,520,300.00	$2,520,300.00
Commercial Overdraft		$2,000,000.00
Total Facility Limit	$2,520,300.00	$4,520,300.00

I / We request that the new or varied facilities be made available by the Bank to the particular Borrowers identified in the respective Terms Schedules, the Bank's Terms and Conditions for Commercial Lending Facilities (publication dated “130309”) and in accordance with and subject to:

•	the Conditions after Funding;
•	the particulars contained in the Terms Schedule for each of those facilities;
•	the particulars in the Security Schedule; and
•	the Bank's Fees and Charges Schedule for Commercial Lending Facilities
•	copies of which are affixed to this Acceptance Document.

I / We acknowledge receipt of the Terms and Conditions for Commercial Lending Facilities Booklet.

I / We acknowledge that the name of individual persons given to the Bank are true and correct and that the law prohibits the use of false names, as well as the giving, use or production of false and misleading information or documents in connection with the provision of financial services and the making, possession or use of a false document in connection with an identification procedure.

Business Purpose Declaration
I / We declare that each of the credit facilities referred to in this Acceptance Document is to be applied wholly or predominantly for business or investment purposes (or for both purposes).

Date                  /       /

Execution

By signing this document I/we acknowledge that any Security listed in the Security Schedule extends to cover my/our obligations under the Contract.  I/we also acknowledge that any land mortgage listed in the Security Schedule given by me/us on or after 13 June 2005 covers all other moneys I/we owe to the Bank now or in the future on any accounts which are not subject to the Consumer Credit Code.

Business Facility Documentation dated 9 June 2011	Page 2

Acceptance Document

EXECUTED by Hudson Global Resources (Aust) Pty Limited ACN 002 888 762 by being signed by those persons who are authorised under its constitution to sign for the company	) ) ) ) ) ) ) ) ) ) )

___________________________________
Director
Full Name:    _________________________
Address:       _________________________
___________________________________

___________________________________
Director/Company Secretary
Full Name:    _________________________
Address:       _________________________
___________________________________

Business Facility Documentation dated 9 June 2011	Page 3

Client Copy
Approval Letter Dated: 9 June 2011

Conditions after Funding

Particulars of the additional covenants applying and undertakings given in relation to the facilities ('the Facilities') which the COMMONWEALTH BANK OF AUSTRALIA ('the Bank') offers or has offered to the Borrower on terms and conditions including those in clause 17 of the Bank's Terms and Conditions for Commercial Lending Facilities.

Financial Covenants

1.	Fixed Charge Cover Ratio for each	Quarter
	will not be less than	1.70 times

*Fixed Charge Coverage Ratio is calculated on a 12 month rolling basis and is defined as:

EBIT + Operating Lease expense
Bank Interest expense + Operating Lease expense

EBIT is defined as Earnings before Bank Interest & Taxes (and prior to any distributions/payments to related entities)

2.	Net Worth to Total Tangible Assets for each	Quarter
	will not be less than	60%

Net Worth is defined as: Total Net Worth + Subordinated Loans - Intangibles Total Tangible Assets – Loans to Related Parties
Other Financial Covenants

Maximum Working Capital Draw is to be the lesser of $17,000,000 or 65% of Aged Debtors up to 30 days, where $17,000,000 is the aggregate total of the Receivables Finance and Commercial Overdraft facilities.

Undertakings

Compliance Certificates must be supplied to the Bank quarterly, within 45 days of each quarter end and to be accompanied by quarterly management accounts including Profit & Loss, Balance Sheet and Cash Flow statements, Capital Expenditure Schedule and Aged Debtors Trial Balance (all of which to be prepared in accordance with Australian Accounting Standards), together with the external auditors’ quarterly report.
Quarterly 45 days of each quarter end

	The Borrower undertakes to provide monthly aged debtors trial balance to the Bank within 14 days of each month end.	Monthly 14 days of each month end

	The Borrower undertakes to provide annual audited consolidated Financial statements, and Budgeted Profit & Loss, and monthly Cash Flow for the subsequent financial year, within	120 days of the financial year end

Business Facility Documentation dated 9 June 2011	Page 4

Further Undertakings

•
Negative pledge. The Borrower and its controlled entities will not raise any external debt or pledge security without the prior consent of the Bank, other than any debt which is subject to the terms of the Subordination Deed (as defined in the Security Schedule);

•
Distributions, payment of interest (other than bank interest), dividends, management fees, repayment of loans, and loans made to any parties outside the Borrower will be restricted to a maximum not exceeding Net Profit After Tax (on a cash accounting basis, the calculation of which is to be confirmed by external auditors). Distributions will not be allowed whilst there is any breach of covenant and / or any other terms and conditions of the facilities;

•
Additional loans to Hudson Global Resources (NZ) Limited are allowed to a maximum amount of NZ$1,500,000. This is in addition to the existing loan outstanding of NZ$16,026,088. Should additional drawings be allowed, they are to be made within the restriction referred to above;

•
The Borrower undertakes not to vary the terms of the Intercompany Loan Agreement between Hudson Global Resources (Aust) Pty Limited (A.C.N. 002 888 762) and Hudson Global Resources (NZ) Limited without the Bank’s prior written consent; and

•	All taxation obligations are to be met as and when they fall due.

Amendment to Commercial Lending Terms & Conditions

The definition of Related Party as defined under Part 1 of the Commercial Lending Terms & Conditions is deleted and replaced by the following:

“Related Body Corporate” means in respect of the Borrower, each of:

(i)	Hudson Highland Group Inc;

(ii)	Hudson Highland (APAC) Pty Limited;

(iii)	each subsidiary of Hudson Highland (APAC) Pty Limited that is incorporated in Australia, New Zealand or the United States of America; and

(iv)	any direct or indirect holding company or holding entity of Hudson Highland (APAC) Pty Limited.

The Borrower further acknowledges that prior to signing the Acceptance Document, that it has satisfied itself that it understands the full nature and effect of its liabilities and responsibilities and rights and entitlements of the Bank and has obtained all appropriate advice, legal or otherwise, to enable it to understand fully the nature and effect of its liabilities and responsibilities to and rights and entitlement of the Bank under the terms and conditions applying to the Facilities

Business Facility Documentation dated 9 June 2011	Page 5

Terms Schedule	Client Copy
Contingent Liability Bank Guarantee
Approval Letter Dated: 9 June 2011
Purpose: Rental bonds for leased premises
Particulars of a Contingent Liability facility made available or to be made available by COMMONWEALTH BANK OF AUSTRALIA TO THE BORROWER described below.

Item 1	Borrower	Hudson Global Resources (Aust) Pty Limited ACN 002 888 762

Address	Level 19, 45 Clarence Street Sydney NSW 2000

Item 2	Limit	$2,520,300.00
Subject to annual review and the Bank's rights to reduce or cancel the Limit

Item 3	Not applicable
Item 4	Not applicable
Item 5	Not applicable
Item 6	Not applicable
Item 7	Not applicable
Item 8	Not applicable
Item 9	Not applicable

Item 10	Nominated Account Number	200010615531

Item 11	Not applicable

Item 12	Fees - Refer to the Fees and Charges Schedule for Commercial Lending Facilities attached.

Item 13	Security - Refer Security Schedule attached.
Item 14	Specific Conditions of Use

Business Facility Documentation dated 9 June 2011	Page 6

Terms Schedule	Client Copy
Commercial Overdraft
Approval Letter Dated: 9 June 2011

Purpose: Working Capital
Particulars of an Overdraft made available by COMMONWEALTH BANK OF AUSTRALIA TO THE BORROWER described below.

Item 1	Borrower	Hudson Global Resources (Aust) Pty Limited ACN 002 888 762

Address	Level 19, 45 Clarence Street Sydney NSW 2000

Item 2	Limit	$2,000,000.00
Subject to annual review and the Bank's rights to reduce or cancel the Limit.

Item 3	Term	Until the overdraft is cancelled and repaid, the overdraft is repayable on demand which the Bank may make at any time

Item 4                      Not applicable
Item 5                      Not applicable
Item 6                      Not applicable
Item 7                      Not applicable
Item 8                      Not applicable

Item 9                      Interest Rate
Index Rate: Overdraft Index Rate
Frequency with which interest is debited	Monthly
Details as at the date this Terms Schedule was prepared:
Index Rate per annum	11.24%
Margin to Index Rate	- 2.00%
Nominal Rate per annum	9.24%
Rate per debiting period	0.77%

  Interest Rate applying to excesses - Overdraft Index Rate plus 4.50% pa

Item 10                     Not applicable

Item 11                     Not applicable

Item 12	Fees - Refer to the Fees and Charges Schedule for Commercial Lending Facilities attached.

Item 13	Security - Refer Security Schedule attached.
Item 14	Specific Conditions of Use

In addition to the matters in clause 14.1 of the Terms and Conditions, the Bank has obligations under the Contract only if the following special conditions have been satisfied:-

Business Facility Documentation dated 9 June 2011	Page 7

COMMONWEALTH BANK OF AUSTRALIA
ABN 48 123 123 124

SECURITY SCHEDULE

Approval Letter Dated: 9 June 2011
Borrower:	Hudson Global Resources (Aust) Pty Limited ACN 002 888 762

Existing Securities comprise of:
•	A first registered Company Charge by Hudson Global Resources (Aust) Pty Limited (A.C.N. 002 888 762) over the whole of its asset(s) and undertaking(s) including uncalled capital.

•	A Guarantee unlimited as to the amount by Hudson Highland (APAC) Pty Limited (A.C.N. 074 319 396) supported by:

o	A first registered Company Charge by Hudson Highland (APAC) Pty Limited (A.C.N. 074 319 396) over the whole of its asset(s) and undertaking(s) including uncalled capital.

•
Deed of subordination by Hudson Global Resources (Aust) Pty Limited (A.C.N. 002 888 762), Hudson Highland (APAC) Pty Limited (A.C.N. 074 319 396) and Hudson Highland Group Inc, in respect to all outstanding loans between them, in favour of the Bank. ("Subordination Deed"); and

•
Letter of Waiver & Authority to pay/set off over Cash Deposit account (Account number: 34508003) by Hudson Global Resources (Aust) Pty Limited for $2,520,300.00  (Currently funds lodged total $1,772,653 in line with drawn contingent liabilities, however, additional bank guarantees drawn will require additional funds lodged).

Business Facility Documentation dated 9 June 2011	Page 8

Client Copy
COMMONWEALTH BANK OF AUSTRALIA
ABN 48 123 123 124
Approval Letter Dated: 9 June 2011

FEES AND CHARGES SCHEDULE FOR COMMERCIAL LENDING FACILITIES

Name	When Payable	Amount/Method of Calculation

BANK FEES
Establishment Fee	On approval	$5,000.00
Settlement Fee	On settlement	$300.00
Stamping Lodgement Fee	On lodgement of security for stamping Where documents are required to be stamped in multiple jurisdictions (eg. Stamps Office NSW, Qld etc.) charge is applicable for each lodgement for stamping at each jurisdiction.	$150.00
Registration Lodgement Fee	On lodgement of documents for registration Where documents are required to be lodged at different registries (eg. Land Titles Office, ASIC, etc.), charge is applicable for each lodgement at each registry.	$150.00

NON BANK FEES
Loan Security Duty / Stamp Duty	When security documentation is executed	$8,000.00
Land Titles Office* Registration Fee	On registration of document.	$ 98.00
Australian Securities and Investment Commission Registration Fee	On registration of Equitable Mortgage or Charge.	$135.00
Land Titles Office* Registration of Discharge Fee	On registration of discharge of document.	$ 98.00
Australian Securities and Investment Commission Registration of Discharge Fee	On registration of discharge of Equitable Mortgage or Charge.	$ 65.00

*
(Land Titles Office referred to in this Fees and Charges Schedule is used as a generic description of the registry in each State and Territory where registration of dealings with title to land must be effected)

The above non Bank fees are indicative only.  While the Bank believes the stated fees to be correct they are based on assumptions which may in fact be incorrect due to changes in circumstances or to legislation or interpretation.

Business Facility Documentation dated 9 June 2011	Page 9

CONTINGENT LIABILITY
Guarantee Fee	Half yearly in advance	2% per annum (or 1% per half year). Issue Fee $300.00 per guarantee issued

OVERDRAFT
Overdraft Line Fee	First business day of each month and on cancellation of the limit.	1.12% per annum payable on the peak limit or peak debt where the debit balance exceeds the limit during the previous month.
Account Service Fees
The Bank's normal Account Service Fees based on transaction and collection charges may apply.  The fees, where applicable, are charged monthly on the first business day of each month and on closure of the account.

The Bank has the right to vary any fee and to impose and debit to the Nominated Account or the Loan Account any new fee subject to and in accordance with clause 11.5 of the Bank's Terms and Conditions for Commercial Lending Facilities.

The Bank has the right to debit the Nominated Account or the Loan Account with any new or any increased Government charge, stamp duty and other government duties payable (whether by the Bank or the Borrower) under, or in respect of the Agreement, the Nominated Account, the Loan Account, a Facility or the Security, as and when the same are payable, subject to and in accordance with clause 11.5 of the Bank's Terms and Conditions for Commercial Lending Facilities.

Business Facility Documentation dated 9 June 2011	Page 10

Client Copy
Compliance Certificates – General

Post To:
George Bougesis
Relationship Executive
Commonwealth Bank (“the Bank”)
Level 9, Darling Park 1,
201 Sussex Street
Sydney NSW 2000

COMPLIANCE CERTIFICATE for the period ending   ...../...../.....

Certification

Borrower’s Name:	Hudson Global Resources (Aust) Pty Limited ACN 002 888 762

•	We enclose:

•
a schedule detailing calculation of the financial covenants applying to our Bank facilities for the period to ………………………… as required under the terms and conditions for the facilities we have with the Bank; and

•      For the undermentioned entities for the financial year up to the end of …………………………:

Balance sheet and detailed profit and loss statement

Entities to which the financial and trading information relates:

Hudson Global Resources (Aust) Pty Limited

•	During the period stated above:-
*(delete as appropriate)

•	there *has / has not been any material change in the nature of the business activities of …………………………………………………and its Related Parties as defined in conditions applying to our Bank facilities (if any);

•	there *have / have not been material changes to the shareholding, ownership or management of ……………………………………………………………………. and those Related Parties (if any);

•	All taxes *have / have not been paid when due

•	*No entity / An entity has become a Related Party of the Borrower since the date of the last Compliance Certificate

The particulars of the material changes in the period to which we refer above are as follows:

Business Facility Documentation dated 9 June 2011	Page 11

Declaration

I certify that:

•
the information in this certificate and the enclosed schedules and other enclosed financial particulars reflect the current financial position and the current issues affecting the financial position of …………………………………………….. and its Related Parties as noted above (if any) accurately; and

•
…………………………………………….. is not in breach of the terms and conditions of the facilities we have with the Bank or any other financial institution nor are we aware of any event that may or could constitute a breach of the terms and conditions for such facilities.

Signature	Date
Director / Proprietor

Signature	Date
Director / Proprietor

Business Facility Documentation dated 9 June 2011	Page 12

COMPLIANCE CERTIFICATE  for the period ending ...../...../.....

Financial Covenant Calculations
on a consolidated basis

Fixed Charge Cover Ratio

$$\text{Fixed Charge Cover Ratio} = \frac{[\text{Earnings Before Interest \& Taxes}] + [\text{Interest expense + Operating Lease rentals}]}{[\text{Bank Interest expense + Operating Lease rentals}]} = [\quad]$$

Net Worth

$$\text{Net Worth} = \frac{[\text{Total Net Worth}] + [\text{Subordinated Loans}] - [\text{Intangibles}]}{[\text{Total Tangible Assets}] - [\text{Loans to Related Parties}]} = [\quad]\ \%$$

The above information is hereby certified as being correct

Signature	Date
Director / Proprietor

Signature	Date
Director / Proprietor

Business Facility Documentation dated 9 June 2011	Page 13

COMPLIANCE CERTIFICATE  for the period ending ...../...../.....

Financial and Trading Information
on a consolidated basis

Trade Debtor Details		Actual as at Period End $
1.0	0-30 days
1.1	31-60 days
1.2	61-90 days
1.3	Sub Total < 91 Days
1.4	91 days +
1.5	Total Trade Debtors

Creditor Details		Actual as at Period End $
2.0	0-30 days Trade
2.1	31-60 days Trade
2.2	61-90 days Trade
2.3	91 days + Trade
2.4	Total Trade Creditors
2.5	Sundry Creditors/Accruals
2.6	Total Creditors

Other Details		Actual as at Period End $
3.0	Obsolete Stock
3.1	Stock subject to supplier retention of title (Romalpa)
3.2	Sale of fixed (non current) assets
3.3	Purchase of fixed (non current) assets
3.4	New borrowings from other financiers including hire purchase and lease finance
3.5	Contingent Liabilities entered into (Financial Guarantees, Leasehold Agreements, Trade Guarantees etc.)
3.6	Are any judgements pending / have any judgements been awarded against the business?	Yes / No
If yes, Total amount of the Judgement

The above information is hereby certified as being correct

Signature	Date
Director / Proprietor

Signature	Date
Director / Proprietor

Business Facility Documentation dated 9 June 2011	Page 14

MANAGEMENT ACCOUNT EXTRACT

Borrower’s Name:	Hudson Global Resources (Aust) Pty Limited ACN 002 888 762

For the period ended ...../...../.....
on a consolidated basis

Income & Expense Details		Actual this period $ (A)	Actual YTD $ (B)
4.0	Net Sales/Revenue
4.1	Other Income
Less
4.2	Cost of Goods Sold
4.3	Depreciation Expense and Amortisation
4.4	Directors’ Salaries/Wages
4.5	Interest Expense
4.6	Other Expenses
4.7	Net Profit/(Loss) Before Tax
4.8	Income Tax Expense
4.9	Drawings
4.10	Dividends paid / declared

Current Assets - Cash		Actual as at Period End $
5.0	Cash
5.1	Short term deposits/Investments

Inventory Details		Actual as at Period End $
6.0	Raw Materials
6.1	Work in Progress
6.2	Finished Goods
6.3	Total Inventory

Net Worth		Actual as at Period End $
7.0	Total Assets
Less
7.1	Non-Tangible Assets (goodwill, copyright, patents and licences etc)
7.2	Loans to Beneficiaries, shareholders, directors and Related Parties
7.3	Total Tangible Assets
7.4	Total Liabilities
Less
7.5	Loans from Beneficiaries, shareholders, directors and Related Parties
7.6	Total External Liabilities
7.7	Total Interest Bearing Debt

Business Facility Documentation dated 9 June 2011	Page 15

Other Details		Actual as at Period End $
8.0	Total current assets
Less
8.1	Amount of Loans to Beneficiaries, shareholders, directors and Related Parties due and payable within twelve months
8.2	Current Assets
8.3	Total current liabilities
8.4	Amount of Loans from Beneficiaries, shareholders, directors and Related Parties due and payable within twelve months
8.5	Current Liabilities

The above information is hereby certified as being correct

Signature	Date
Director / Proprietor

Signature	Date
Director / Proprietor

Any comments in respect of the above information should be provided in appendix form to the Schedule

Business Facility Documentation dated 9 June 2011	Page 16

Information Sheet

Withdrawal of approval
The Bank may withdraw its approval of a facility:

•
for a variable rate facility, if the Bank does not receive the Acceptance Document and attached documents, including the Terms Schedule for the facility signed or executed by the Borrower within two calendar months of the date of the approval letter which enclosed this information sheet; or

•	for a fixed rate facility (other than a BetterBusiness Loan - Fixed Rate Residentially Secured), if:

-
the Bank does not receive the Borrower’s signed or executed Acceptance Document and attached documents, including the completed Letter of Authority and the Initial Terms Schedule signed or executed by the Borrower within one calendar month of the date of the approval letter which enclosed this information sheet, or

-
the person approved by the Borrower under the Letter of Authority does not agree with the Bank the particulars to be included at Items 4, 6, 7, 8 and 9 of the Fixed Rate Terms Schedule within one calendar month of the date the Bank receives the Acceptance Document signed or executed by the Borrower.

Although under no obligation to do so, the Bank may decide not to withdraw its approval subject to:

Other fees
Please refer to the approval letter and the Fees and Charges Schedule for Commercial Lending Facilities for details of other Bank fees and non Bank fees applicable.  Under the Terms and Conditions for Commercial Lending Facilities (the Terms and Conditions), the Bank is entitled to vary the amount of any fee and to impose any new fee.

The following additional points are also important to note:

Loan Interest Rates and Bill Rates - Fixed Rate Facilities
The Bank makes no prediction, representation or statement of opinion as to movements in rates or as to the benefits of fixed or variable rate finance.

However, further information on rates and market conditions is available from the Bank's Treasury Services dealing centres.  We will be happy to provide you with a contact name and telephone number if required.

Variable Rate Option:
If the term of a fixed rate facility specified in Item 3 of the Terms Schedule for that Facility exceeds the fixed rate period in Item 8 of the Terms Schedule, at the end of that period or any subsequent fixed rate period you have the option to change the Loan interest rate or Bill Rate to a variable interest rate or variable Bill Rate or to continue with a fixed rate for a further period, at the then current fixed rate offered for the further period.

If you fail to exercise an option, you will be taken to have chosen to change the interest rate or Bill Rate on the Facility to a variable rate.

Property-Inspection/Valuation
The inspection or valuation of the Security Property, the titles to it and any other legal requirements connected with a Facility must be to the Bank's satisfaction before the Bank is under any obligation to make the Facility available.  Any expenses incurred by the Bank in these investigations must be paid by the Borrower whether or not the Facility is granted.

Business Facility Documentation dated 9 June 2011	Page 17

Insurance
Insurance is to be for the full replacement value of the asset and assigned to the Bank as mortgagee.  Policy (ies) is/are to be issued by an insurer acceptable to the Bank and a copy of each delivered to the Bank if requested. Item 14 of the Terms Schedule details any specific insurance requirements of the Bank (in addition to general requirements under the mortgage over the security).

Financial Disclosure
A copy of the financial statements for the most recent financial year is to be provided once each year within one hundred and twenty days (120) of the close of a financial year, or more often if required by the Bank.  The Bank may also require additional information as set out at Clause 15.2 of the Terms and Conditions.

General
We emphasise that the loan funds will not be released until security documentation has been completed.

If you believe that any representation(s), relevant to your acceptance of the offer in the approval letter and supporting documentation has been made to you that is not contained in the Terms and Conditions or the Terms Schedules, please let us have your written details in order that the matter may be clarified.

Code of Banking Practice
If you are an individual or small business, relevant provisions of the Code of Banking Practice will apply to these facilities. A copy of the code is available from the Bank upon request.

If the Borrower is a company, the documents have been prepared for execution under hand.  No seal is required.

The covenants include the Borrower's ongoing compliance with certain key financial performance and balance sheet ratio requirements or both. The Borrower must satisfy itself as to the reasonableness of these covenants. Any breach of the covenants is a default under the terms and conditions of the facilities.

The general undertakings include the ongoing provision to the Bank by the Borrower of certain financial and other information on a periodical basis. This information will consist of a Compliance Certificate, which contains a summary of certain financial information, and the Borrower's internal management accounts.

Business Facility Documentation dated 9 June 2011	Page 18